           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Transition 2030 Fund

We consent to the use in this Registration Statement of Oppenheimer
Transition 2030 Fund, of our report dated April 18, 2008, relating to the financial statements and financial highlights of Oppenheimer Transition 2030
Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Independent Registered Public Accounting Firm" appearing in the
Statement of Additional Information and "Financial Highlights" appearing in the Prospectus, which are part of such Registration Statement.

                              KPMG LLP

Denver, Colorado
June 26, 2008